-----------------------------                                                                          -----------------------------
|          FORM 3           |                  U.S. SECURITIES AND EXCHANGE COMMISSION                 |        OMB APPROVAL       |
-----------------------------                          Washington, D.C. 20549                          |----------------------------
                                                                                                       | OMB Number:     3235-0104 |
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES         | Expires: January 31, 2005 |
                                                                                                       | Estimated average burden  |
                                     Filed pursuant to Section 16(a) of the Securities Exchange        | hours per response....0.5 |
                                      Act of 1934, Section 17(a) of the Public Utility Holding         -----------------------------
                                             Company Act of 1935 or Section 30(h) of the
(Print or Type Responses)                          Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of               | 2. Date of Event     | 4. Issuer Name and Ticker or          | 6. If Amendment,           |
|    Reporting Person*                 |    Requiring         |    Trading Symbol                     |    Date of Original        |
|                                      |    Statement         |                                       |    (Month/Day/Year)        |
|                                      |    (Month/Day/Year)  |     Venture Catalyst Incorporated     |                            |
|   Shay         Greg          W.      |                      |       (VCAT)                          |                            |
----------------------------------------    01/17/2003        -----------------------------------------                            |
|   (Last)      (First)    (Middle)    -----------------------| 5. Relationship of Reporting Person(s)------------------------------
|                                      |  3. IRS              |     to Issuer (Check all applicable)  | 7. Individual or           |
|                                      |     Identification   |                                       |    Joint/Group Filing      |
|       7420 Oak Grove Ave             |     Number of        |    |_| Director        |_| 10% Owner  |    (Check Applicable Line) |
|                                      |     Reporting Person,|    |X| Officer         |_| Other      |                            |
----------------------------------------     if an entity     |        (give               (specify   | |X| Form filed by          |
|               (Street)               |     (voluntary)      |         title               below)    |     One Reporting Person   |
|                                      |                      |         below)                        |                            |
|                                      |                      |                                       | |_| Form filed by More than|
|                                      |                      | President and Chief Operating Officer |     One Reporting Person   |
|    Las Vegas     Nevada      89117   |                      |                                       |                            |
------------------------------------------------------------------------------------------------------------------------------------
|      (City)      (State)      (Zip)  |                    Table I -- Non-Derivative Securities Beneficially Owned                |
------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of Security                           | 2. Amount of Securities | 3. Ownership Form: | 4. Nature of Indirect Beneficial |
|    (Instr. 4)                                  |    Beneficially Owned   |    Direct (D) or   |    Ownership (Instr. 5)          |
|                                                |    (Instr. 4)           |    Indirect (I)    |                                  |
|                                                |                         |    (Instr. 5)      |                                  |
------------------------------------------------------------------------------------------------------------------------------------
|  No securities owned                           |                         |                    |                                  |
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
------------------------------------------------------------------------------------------------------------------------------------
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
------------------------------------------------------------------------------------------------------------------------------------
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
------------------------------------------------------------------------------------------------------------------------------------
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
------------------------------------------------------------------------------------------------------------------------------------
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
------------------------------------------------------------------------------------------------------------------------------------
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
------------------------------------------------------------------------------------------------------------------------------------
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
------------------------------------------------------------------------------------------------------------------------------------
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
------------------------------------------------------------------------------------------------------------------------------------
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
|                                                |                         |                    |                                  |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).
|
                                                                                                                   Page 1 of   Pages

------------------------------------------------------------------------------------------------------------------------------------
| FORM 3 (continued)                         Table II -- Derivative Securities Beneficially Owned                                  |
|                                       (e.g., puts, calls, warrants, options, convertible securities)                             |
------------------------------------------------------------------------------------------------------------------------------------
| 1. Title of          | 2. Date Exercisable    | 3. Title and Amount of Securities | 4. Conver-    | 5. Owner-     | 6. Nature    |
|    Derivative        |    and Expiration Date |    Underlying Derivative Security |    sion or    |    ship       |    of        |
|    Security          |    (Month/Day/Year)    |    (Instr. 4)                     |    Exercise   |    Form of    |    Indirect  |
|    (Instr. 4)        --------------------------------------------------------------    Price of   |    Derivative |    Bene-     |
|                      | Date      | Expira-    |                      | Amount     |    Derivative |    Security:  |    ficial    |
|                      | Exer-     | tion       |                      | or         |    Security   |    Direct     |    Ownership |
|                      | cisable   | Date       |         Title        | Number     |               |    (D) or     |    (Instr.   |
|                      |           |            |                      | of         |               |    Indirect   |     5)       |
|                      |           |            |                      | Shares     |               |    (I)        |              |
|                      |           |            |                      |            |               |    (Instr. 5) |              |
------------------------------------------------------------------------------------------------------------------------------------
|                      |           |            |                      |            |               |               |              |
| No securities owned  |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
------------------------------------------------------------------------------------------------------------------------------------
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
------------------------------------------------------------------------------------------------------------------------------------
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
------------------------------------------------------------------------------------------------------------------------------------
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
------------------------------------------------------------------------------------------------------------------------------------
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
------------------------------------------------------------------------------------------------------------------------------------
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
------------------------------------------------------------------------------------------------------------------------------------
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
------------------------------------------------------------------------------------------------------------------------------------
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
------------------------------------------------------------------------------------------------------------------------------------
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
------------------------------------------------------------------------------------------------------------------------------------
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
|                      |           |            |                      |            |               |               |              |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
|
|
|
|
|                                                                             /s/ Greg W. Shay                       01/24/03
**   Intentional misstatements or omissions of facts                  -----------------------------------    -----------------------
     constitute Federal Criminal Violations. See 18 U.S.C.              **Signature of Reporting Person                Date
     1001 and 15 U.S.C. 78ff(a).
|
Note:  File three copies of this Form, one of which must be
       manually signed. If space is insufficient, See
       Instruction 6 for procedure.
|
                                                                                                                   Page 2 of 2 Pages

                                POWER OF ATTORNEY


        Know all men by these presents, that the undersigned hereby constitutes and appoints L. Donald Speer, II, Andrew B. Laub and Kevin McIntosh and each of them, signing singly, the undersigned's true and lawful attorney-in-fact to:

        (1) execute for and on behalf of the undersigned, in the undersigned's capacity as a greater than 10% stockholder and/or an officer and/or director of Venture Catalyst Incorporated (the "Company"), all statements or reports under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules thereunder with respect to the beneficial ownership of the securities issued by the Company, including, without limitation, all initial statements of beneficial ownership on Form 3, all statements or changes of beneficial ownership on Form 4, and all annual statements of beneficial ownership on Form 5 and all other documents that may be required from time to time (including, without limitation, all amendments and supplemental to any such statements, documents or forms), to be filed with the United States Securities and Exchange Commission (the "Commission");

        (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4, 5 or such other document as may be required from time to time and timely file such statements, documents and forms with the Commission and any stock exchange, or other similar authority; and

        (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of any such attorney-in-fact, may be of benefit to, in the opinion of any such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

        The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Exchange Act.

        This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Form 3, 4, 5 or other like documents as may be required from time to time with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

        IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 17th day of January, 2003.



                 /s/ Greg W. Shay
        ------------------------------------
                   Greg W. Shay

                              CONFIRMING STATEMENT


        This statement confirms that the undersigned, Andrew B. Laub, has authorized L. Donald Speer, II, Andrew B. Laub and Kevin McIntosh, and each of them, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Venture Catalyst Incorporated. The authority of L. Donald Speer, II, Andrew B. Laub and Kevin McIntosh under this statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Venture Catalyst Incorporated, unless earlier revoked in writing. The undersigned acknowledges that L. Donald Speer, II, Andrew B. Laub and Kevin McIntosh are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



Dated as of: January 17th, 2003                /S/ GREG W. SHAY
                                             -----------------------------
                                             Greg W. Shay